UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Email to Employees of Alkermes:

Subject: Annual General Meeting and Shareholder Update

All,

You may be aware that one of our shareholders, Sarissa Capital, has nominated candidates for election to our Board of Directors (Board) at the company’s Annual General Meeting of Shareholders (Annual Meeting) to be held this summer.  Our Board reviewed and considered the director candidates nominated by Sarissa prior to determining not to recommend them for election.  Subsequent to, and we believe as a result of, this determination, Sarissa made public statements about our corporate governance practices – which are inaccurate – and its views on our historical share price performance.  Activist investors like Sarissa have become increasingly common in our industry, so I wanted to take a moment to provide you with the Board and management’s view.

Alkermes is, and always has been, committed to acting in the best interests of our shareholders, employees, patients and other stakeholders. We believe in maintaining ongoing dialogue with our shareholders and welcome their constructive input. In fact, we are proud of our history of collaborating with our top shareholders on a variety of matters – including matters relating to our Board composition and our business – to help inform our business strategy and maintain a strong Board that oversees our execution. We have significantly refreshed our Board with new perspectives and expertise over the last three years, with the appointment of seven new directors to the Board, including most recently Dr. Christopher Wright, a highly accomplished scientific and medical leader with neuroscience expertise, who was appointed to the Board just last week. Prior to Dr. Wright’s appointment, the last four directors added to the Board were appointed with the support of some of our institutional shareholders. As noted in the press release that we issued last Thursday, we believe the actions we have taken related to our Board and corporate governance exemplify our commitment to best practices in these areas.

Our engagements with shareholders and Sarissa’s nomination of director candidates does not change anything with respect to the important work we are doing on behalf of people living with complex diseases. You may see media coverage in the coming days or weeks related to our upcoming election of directors at the Annual Meeting. As always, please direct any media or investor inquiries to the Corporate Affairs and Investor Relations team. It is imperative that we remain focused on the innovative, transformative work that we do here together every day. We will update you, as appropriate, if and when there is more news to share.

We are proud of our strong leadership team, our highly engaged Board, and our teams of dedicated employees who are successfully delivering on our mission and our vision.  I’m confident that we have exciting growth ahead and look forward to building on our success. Thanks for all that you do.

Internal Alkermes Communication. Not for Dissemination.

Important Additional Information and Where to Find It
The company intends to file a definitive proxy statement, accompanying WHITE proxy card and other relevant documents with the U.S. Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investors” section of the company’s website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

Certain Information Regarding Participants in the Solicitation
The company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Information regarding the names of such participants and their respective interests in the company, by security holdings or otherwise, is set forth in the company’s Form 10-K for the year ended Dec. 31, 2021, filed with the SEC on Feb. 16, 2022 and amended by a Form 10-K/A filed with the SEC on April 29, 2022; the company’s Current Reports on Form 8-K filed with the SEC from time to time; and in Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC from time to time. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of these participants, by security holdings or otherwise, will also be included in the definitive proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC, if and when they become available.